Exhibit 99.1

SILICON GRAPHICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Nine Months Ended
	March 27, 2009	March 28, 2008
Product and other revenue	$137,187	$124,941
Services revenue	131,482	135,333

Total revenue	268,669	260,274

Costs and expenses:
Cost of product and other revenue	104,362	104,668
Cost of service revenue	80,636	81,645
Research and development	37,941	44,280
Selling, general and administrative	103,011	127,871
Other operating expenses	44,165	425

Total costs and expenses	370,115	358,889

Operating loss	(101,446)	(98,615)
Interest expense	(4,957)	(5,051)
Interest expense from related parties	(9,623)	(4,861)
Interest and other income (expense), net	(9,331)	(2,357)

Loss before income taxes	(125,357)	(110,884)
Income tax provision	3,901	7,218

Net loss	$(129,258)	$(118,102)

Net loss per share:
Basic	$(11.12)	$(10.53)

Diluted	$(11.12)	$(10.53)

Weighted-average shares used to compute net loss per share:
Basic	11,621	11,215

Diluted	11,621	11,215

See accompanying notes to consolidated financial statements.

SILICON GRAPHICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts, unaudited)

March 27, 2009
Assets:
Current assets:
Cash and cash equivalents (including restricted cash)	$47,098
Short-term marketable investments	956
Short-term restricted investments	1,225
Accounts receivable, net of allowance for doubtful accounts of $1,702 at March 27, 2009	37,246
Inventories, net	50,329
Prepaid expenses	6,721
Deferred cost of goods sold	64,777
Other current assets	7,084

Total current assets	215,436
Restricted investments	2,093
Property and equipment, net	25,572
Other intangibles, net	21,066
Other non-current assets, net	79,180

Total assets	$343,347

Liabilities and stockholders’ deficit:
Current liabilities:
Accounts payable	$20,258
Accrued compensation	21,388
Income taxes payable	1,386
Other current liabilities	46,824
Current portion of long-term debt	162,224
Current portion of deferred revenue	172,495

Total current liabilities	424,575
Non-current portion of deferred revenue	65,941
Long-term income taxes payable	21,130
Other liabilities	13,140

Total liabilities	524,786
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value; 5,000,000 shares authorized	—
Common stock, $0.01 par value, and additional paid-in capital; 25,000,000 shares authorized; 11,662,203 shares issued and outstanding at March 27, 2009	201,327
Accumulated other comprehensive income	3,385
Accumulated deficit	(386,151)

Total stockholders’ deficit	(181,439)

Total liabilities and stockholders’ deficit	$343,347

See accompanying notes to consolidated financial statements.

SILICON GRAPHICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Nine Months Ended
	March 27, 2009	March 28, 2008
Cash flows from operating activities:
Net loss	$(129,258)	$(118,102)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,191	28,799
Impairment of investment in SGI Japan	9,720	6,149
Impairment of intangible and other non-current assets	25,823	—
Amortization of inventory fair value adjustment to cost of sales	418	4,820
Utilization of pre-petition foreign tax loss carryforwards	2,950	3,692
Stock-based compensation expense	3,156	2,997
Gain on sale of equity investment	—	(4,324)
Interest to be paid in kind	8,817	—
Other	7,475	1,786

Changes in operating assets and liabilities:
Accounts receivable	14,627	978
Inventories	20,824	(27,424)
Accounts payable	(14,455)	7,558
Accrued compensation	(7,490)	1,505
Deferred revenue	41,776	51,312
Other assets and liabilities	(23,305)	(21,647)

Net cash used in operating activities	(12,731)	(61,901)

Cash flows from investing activities:
Restricted and marketable investments:
Purchases	(8,119)	(7,350)
Maturities	10,417	5,495
Proceeds from sale of equity investment	—	4,324
Purchases of property and equipment	(3,842)	(8,386)
Increase in other assets	1,955	(3,898)

Net cash used in investing activities	411	(9,815)

Cash flows from financing activities:
Payments of debt principal	(31,000)	(22,197)
Proceeds from financing	51,000	69,500
Acquisitions of common stock for restricted stock unit withholding tax	(134)	(646)
Payments of debt issuance and debt modification costs	—	(2,097)

Net cash provided by financing activities	19,866	44,560

Net increase (decrease) in cash and cash equivalents	7,546	(27,156)
Cash and cash equivalents at beginning of period	39,552	69,887

Cash and cash equivalents at end of period	$47,098	$42,731

See accompanying notes to consolidated financial statements.

SILICON GRAPHICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Information as of March 27, 2009 and for the nine months ended March 27, 2009 and March 28, 2008 is unaudited)

1.	Description of Business

On April 1, 2009, we filed voluntary petitions for reorganization under Chapter 11 of Title 11, United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Court”) (Case No. 09-11701). On May 8, 2009, we completed the sale of substantially all of our assets (excluding certain intellectual property assets) to Rackable Systems, Inc., now known as Silicon Graphics International Corp. (“Rackable Systems”) for $42.5 million in cash, plus the assumption of certain liabilities associated with the acquired assets. See Note 21, Subsequent Events. Effective June 4, 2009, we changed our name to Graphics Properties Holdings Inc. Prior to the sale of substantially all our assets to Rackable Systems, we were a leader in high-performance computing (“HPC”) and data management. We sold a broad line of mid-range to high-end computing servers, data storage and visualization systems. In addition, we provided customer support and professional services related to our products. We were a leading developer of enterprise-class, high performance features for the Linux operating system. We provided our customers with a standard Linux operating environment combined with our differentiated Linux extensions that improve performance, simplify system management and provide a more robust development environment. Our shared memory and cluster computing systems incorporate predominantly Intel Itanium and Xeon processors and our storage product lines integrate disk systems, ranging from entry-level disk arrays to complex storage systems, from LSI and DataDirect Networks.

Our products and services are used by the scientific, technical and business communities to solve challenging data-intensive computing, data management and visualization problems. These problems typically require large amounts of computing power and fast and efficient data movement both within the computing system and to and from large-scale data storage installations. Our end users employ our systems to access, analyze, transform, manage, visualize and store very large amounts of data in real time or near real time. The vertical markets we served included defense and strategic systems, weather and climate, physical sciences, life sciences, energy (including oil and gas), aerospace and automotive, media and entertainment, and business intelligence and data analytics. Applications for our systems within these vertical markets include simulating global climate changes, accelerating engineering of new automotive designs, supporting homeland security initiatives, enabling real-time fraud detection and gaining business intelligence through data-mining. Our services facilitated rapid installation and implementation of our products, optimizing their use, maintaining their availability and educating customers to increase productivity.

Prior to the sale of substantially all our assets to Rackable Systems, we performed final assembly and testing for our products in Chippewa Falls, Wisconsin. We distributed our products through our direct sales force and through channels including resellers, distributors and systems integrators.

2.	Basis of Presentation

The accompanying condensed consolidated financial statements include the accounts of Silicon Graphics, Inc. and our wholly-owned subsidiaries. The unaudited results of operations for the interim periods shown herein are not necessarily indicative of operating results for the entire fiscal year. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended June 27, 2008 filed with the Securities and Exchange Commission.

The preparation of interim condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent liabilities in the financial statements and the accompanying notes. On an ongoing basis, we evaluate these estimates, including those related to customer programs and incentives, bad debts, inventory, lease residual values, warranty obligations, values of intangible and long-lived assets, restructuring, income taxes and contingencies. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ materially from these estimates. Certain comparative figures have been reclassified to conform to the current basis of presentation. Certain capitalized terms used in this report are defined in our Annual Report on form 10-K for the year ended June 27, 2008.

The condensed consolidated balance sheet as of March 27, 2009 includes the remaining effect of adjustments to the carrying value of assets or amounts and classifications of liabilities that were necessary when adopting fresh-start accounting. The adoption of fresh-start accounting had a material effect on the condensed consolidated financial statements as of March 27, 2009 and will have a material impact on condensed consolidated statements of operations for periods subsequent to March 27, 2009. See Note 3, Fresh Start Accounting.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our interim condensed financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts nor to the amounts and classification of liabilities that may be necessary should we be unable to continue as a going concern.

3.	Fresh-Start Accounting

On September 19, 2006, the Court confirmed our plan of reorganization. Our emergence from Chapter 11 proceedings resulted in a new reporting entity and adoption of fresh-start accounting in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”) as of September 29, 2006. Reorganization adjustments were made to reflect the discharge of certain pre-petition liabilities and the adoption of fresh-start accounting.

Reorganization adjustments resulted primarily from:

i.	changes in the carrying values of assets and liabilities to reflect fair values, including the establishment of certain intangible assets;

ii.	discharge of the Predecessor Company’s pre-petition liabilities in accordance with the Plan;

iii.	addition of new financing;

iv.	cash distributions paid or payable to pre-petition creditors; and

v.	issuance of Successor Company common stock and cancellation of Predecessor Company’s common stock.

We were required to use fresh-start accounting because holders of existing voting shares immediately before filing and confirmation of the Plan received less than 50% of the voting shares of the emerging entity and reorganization value was less than post-petition liabilities and allowed claims. Under fresh-start accounting, we are required to allocate reorganization value to assets and liabilities in a manner similar to that which is required under Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”). In addition, under the provisions of fresh-start accounting, a new entity was deemed created for financial reporting purposes. Accordingly, our financial information related to the Predecessor Company is on a basis different from, and is therefore not comparable to, our financial information related to the Successor Company.

The fair value allocated to the assets and liabilities of the Successor Company is in conformity with SFAS No. 141, Business Combinations. These adjustments are based upon the work of management to determine the relative fair values of our assets and liabilities. The estimates and assumptions utilized are inherently subject to significant uncertainties and contingencies beyond our control. Accordingly, there can be no assurance that the estimates, assumptions and values reflected in the valuations will be realized, and actual results could vary materially. Moreover, the market value of our common stock may differ materially from the equity valuation.

As a result of the adoption of fresh-start accounting, our Successor Company financial statements are not comparable with our Predecessor financial statements, because they are, in effect, those of a new entity.

4.	Stock-Based Compensation

Management Incentive Plan

The amended and restated Silicon Graphics, Inc. Management Incentive Plan (“MIP”) permits us to issue a variety of equity incentives, including options to purchase our common stock and restricted stock units (“RSUs”). A total of 2,473,750 shares have been reserved for issuance under the MIP, of which a maximum of 924,375 may be issued as RSUs. As of March 27, 2009, 1,526,550 equity grants were outstanding under the MIP, of which 153,991 were RSUs and 1,372,559 were stock options. The total shares available for issuance pursuant to future equity grants as of March 27, 2009 was 812,136.

Employee Stock Purchase Plan

A maximum of 500,000 shares of our common stock may be sold pursuant to purchase rights granted under the Silicon Graphics, Inc. 2007 Employee Stock Purchase Plan (the “ESPP”). As of March 27, 2009, no purchase rights had been granted under the ESPP and 500,000 shares of common stock remained available for issuance.

Non-MIP Equity Grants

In April 2007, Robert “Bo” Ewald received 46,358 RSUs that were authorized as a non-MIP equity grant. The fair value of the RSUs on the date of grant was $30.26 per unit. The RSUs vest in 48 equal monthly installments, which are released annually each December 31. As of March 27, 2009, 19,316 RSUs had been released and 27,042 were outstanding.

Determining Fair Value of Stock Options

The fair value of each option is estimated on the date of grant using the Black-Scholes-Merton closed-form option valuation model that uses the assumptions noted in the following table. Expected volatility is primarily a weighted average of peer companies’ historical and implied volatility and our historical volatility. The expected life has been calculated for all outstanding grants using the “simplified” approach as described in SEC Staff Accounting Bulletins No. 107 and 110 (“SAB 110”). We selected the simplified approach because we grant “plain vanilla” options as defined in SAB 110 and we have insufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time our new common stock has been publicly traded. For purposes of performing our valuation, we combine the employees and directors into one group. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The amounts listed below represent the weighted averages.

	Nine Months Ended
	March 27, 2009	March 28, 2008
Expected volatility	61.56%	37.40%
Expected term (in years)	4.61	4.54
Risk-free rate (%)	2.07	3.39
Expected dividends	—	—

Stock-based Compensation Expense

The compensation costs that have been included in our results of operations and the total income tax benefit, if any, that we recognized in our condensed consolidated statements of operations for these stock-based compensation arrangements were as follows (in thousands):

	Nine Months Ended
	Mar. 27, 2009	Mar. 28, 2008
Stock-based compensation cost included in:
Cost of product and other revenue	$114	$101
Cost of services revenue	91	62
Research and development	955	881
Selling, general and administrative	1,996	1,953

Total stock-based compensation expense before income taxes	3,156	2,997
Income tax benefit recognized	—	—

Total stock-based compensation expense after income taxes	$3,156	$2,997

As of March 27, 2009, there was $5.9 million of total unrecognized compensation expense related to unvested stock options that we expect to vest over a weighted-average period of 2.53 years. Additionally, as of March 27, 2009, there was $3.5 million of unrecognized stock-based compensation expense related to unvested RSUs that we expect to vest over a weighted-average period of 2.32 years.

Summary of Stock Options

A summary of options under all of our share-based compensation plans as of March 27, 2009 and changes during the nine months ended March 27, 2009, were as follows (in thousands, except exercise price and contractual term):

	Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value
Options outstanding at June 27, 2008	1,384	$20.77
Options granted	239	$4.33
Options exercised	—	$—
Options forfeited or expired	(250)	$14.48

Options outstanding at March 27, 2009	1,373	$19.05	5.11	$0

Options vested and exercisable at March 27, 2009	598	$21.24	4.69	$0

Options vested or expected to vest after March 27, 2009	1,293	$19.26	5.08	$0

The aggregate intrinsic value represents the difference between $0.59, our closing stock price on the last trading day of the fiscal period, March 27, 2009, and the exercise price per share, multiplied by the number of “in the money” options that would have been received by the option holders had all option holders exercised their options on March 27, 2009. The weighted-average fair value of options granted during the nine months ended March 27, 2009 was $2.16 per share.

Summary of Restricted Stock Units

RSUs are generally subject to forfeiture if employment terminates prior to the release of vesting restrictions. We expense the cost of the RSUs, which is determined to be the fair market value of the shares underlying the RSU at the date of grant, ratably over the period during which the vesting restrictions lapse.

Unvested RSUs outstanding as of March 27, 2009 and changes during the nine months ended March 27, 2009, including non-MIP grants, were as follows (in thousands, except weighted average grant date fair value):

	Shares	Weighted- Average Grant Date Fair Value
RSUs outstanding at June 27, 2008	292.0	$19.17
RSUs granted	56.5	$4.62
RSUs vested	(103.6)	$19.22
RSUs forfeited	(63.9)	$14.48

RSUs outstanding at March 27, 2009	181.0	$17.23

The aggregate intrinsic value of RSUs outstanding was $0.1 million at March 27, 2009. The weighted average fair value of the RSUs that vested during the nine months ended March 27, 2009 was $3.30 per share.

5.	Inventories, net

Inventories were as follows (in thousands):

March 27, 2009
Components and subassemblies	$24,237
Work-in-process	8,931
Finished goods	15,838
Demonstration systems	1,323

Total inventories	$50,329

The inventory values above are net of reserves totaling $32.0 million at March 27, 2009.

Pursuant to fresh-start accounting, in the Successor Company’s opening September 29, 2006 balance sheet, inventory amounts were stated at fair market value. Components and subassemblies were not adjusted as the carrying value reflected fair value. Work-in-process and finished goods inventories were recorded at selling price less cost to sell, cost to complete and a reasonable apportionment of the profit margin associated with the selling and the post emergence completion effort. The resulting impact of fresh-start accounting to inventories as of September 29, 2006 was an increase of approximately $28.3 million. Amortization of the inventory fair value adjustment was $0.4 million in the first nine months of fiscal 2009.

6.	Other Current Assets

Other current assets were as follows (in thousands):

March 27, 2009
Value-added tax receivable	$3,956
Other	3,128

Total other current assets	$7,084

7.	Other Intangibles, Net

Other intangibles, net of accumulated amortization, were approximately $21.1 million as of March 27, 2009. Other intangible assets were primarily established in connection with our adoption of fresh-start accounting in fiscal 2007. See Note 3, Fresh-Start Accounting, for additional information. See Note 11 in our Annual Report on Form 10-K for the year ended June 27, 2008 for information about LXNI.

Subsequent to June 27, 2008, additional adjustments were made to the intangible assets established in connection with our adoption of fresh start accounting. The adjustments were a decrease of $3.5 million, for the nine months ended March 27, 2009, to the fresh-start valuation previously disclosed in our Annual Report on Form 10-K for fiscal 2008 and are reflected in the table below. The adjustments were principally due to utilization of the Predecessor Company’s foreign tax net operating loss carryforwards, and to a lesser degree, adjustments for foreign tax audits.

Additionally, at March 27, 2009, it was determined that the carrying amount of our intangible assets exceeded their future economic value and were impaired. An impairment charge was taken at March 27, 2009 and is reflected in the adjustment and additions column below. See Note 20, Other Operating Expenses.

Other intangible assets consisted of the following (in thousands, except years):

	Weighted Average Remaining Amortization Period (Years)	Gross Carrying Amount			Accumulated Amortization			Net Carrying Amount March 27, 2009
		June 27, 2008	Adjustments and Additions	March 27, 2009	June 27, 2008	Amortization	March 27, 2009
Fresh-start:
Developed product technology	4	$24,579	$(7,701)	$16,878	$(7,648)	$(2,911)	$(10,559)	$6,319
Customer backlog	3	2,396	(111)	2,285	(1,924)	(115)	(2,039)	246
Royalty license agreements	3	1,686	(456)	1,230	(628)	(237)	(865)	365
Trademark/trade name portfolio	15	5,679	(3,220)	2,459	(627)	(244)	(871)	1,588
Customer relationships	4	42,147	(13,392)	28,755	(13,114)	(4,992)	(18,106)	10,649

Total fresh-start		76,487	(24,880)	51,607	(23,941)	(8,499)	(32,440)	19,167

LXNI:
Developed product technology	4	1,005	—	1,005	(75)	(151)	(226)	779
Patents	4	1,443	—	1,443	(107)	(216)	(323)	1,120
Customer relationships	0	933	—	933	(346)	(587)	(933)	—

Total LXNI		3,381	—	3,381	(528)	(954)	(1,482)	1,899

Total		$79,868	$(24,880)	$54,998	$(24,469)	$(9,453)	$(33,922)	$21,066

Total amortization expense for other intangible assets for the nine months ended March 27, 2009 and March 28, 2008 was approximately $9.5 million each period. Future annual amortization expense for other intangible assets is estimated to be as follows (in thousands):

Fiscal 2009 (for fiscal quarters remaining at March 27, 2009)	$1,444
Fiscal 2010	6,168
Fiscal 2011	5,717
Fiscal 2012	5,540
Fiscal 2013 and thereafter	2,197

$21,066

8.	Other Non-Current Assets

Other non-current assets were as follows (in thousands):

March 27, 2009
Spare parts, net of accumulated depreciation of $12,981 at March 27, 2009	$13,893
Investment in SGI Japan (see Note 10 and 15)	5,000
Non-current deferred cost of goods sold	42,005
Non-current cash surrender value of pension plan assets	7,022
Software licenses and other, net	11,260

Total other non-current assets	$79,180

Deferred cost of goods sold will be recognized over the respective contract terms ranging up to five years.

9.	Debt and Other Financing Arrangements

In October 2006, we entered into a Senior Secured Credit Agreement (the “Agreement”), providing us with an $85 million term loan from Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and a $30 million line of credit from General Electric Capital Corporation (“GE”).

In September 2007, the lenders under the $85 million term loan, including Quadrangle Master Funding Ltd. (“Quadrangle”) and Watershed Technology Holdings, LLC (“Watershed”), or their affiliates, which are significant stockholders of SGI, purchased and assumed the position of GE under the Agreement and substituted themselves as the lenders under the $30 million line of credit. Interest on the $85 million term loan is based on the three-month LIBOR plus 7%, and the term loan is secured by the assets of the Company. On the same day, we entered into a Second Amendment to the Agreement (the “Second Amendment”) with Morgan Stanley, as agent for the lenders. The Second Amendment eliminated our obligations to comply with the maximum leverage ratio and minimum consolidated EBITDA covenants originally set forth in the Agreement through December 2008. After December 2008, we were required to comply with maximum leverage ratio and minimum consolidated EBITDA requirements, which have been adjusted as set forth in the Second Amendment. The Second Amendment eliminated our obligation to comply with the minimum liquidity requirement set forth in the Agreement and also set the total line of credit at $20 million. Under the Second Amendment, the interest rates on line of credit advances were increased to the LIBOR rate plus 4.75% or the Alternative Base Rate plus 3.50%, at our option. The financing facility matures in October 2011.

On January 2, 2008, Quadrangle Debt Recovery Advisors LP (“QDRA”), an investor in the Company, announced the completion of its spin-off from Quadrangle Group LLC. As part of the separation, QDRA changed its name to Monarch Alternative Capital LP (“Monarch”). Monarch holds the investment in the Company’s stock previously held by QDRA. Also, on January 2, 2008, Quadrangle’s position in the term loan was assumed by Monarch.

On February 4, 2008, we entered into a Third Amendment to the Agreement (the “Third Amendment”) with Morgan Stanley, as agent for the lenders, to increase the principal amount of the term loan from $85 million to $127.5 million. The prepayment premiums for the term loan and revolving credit commitments were increased to 2%. The interest rates on both the term loan and the line of credit remained the same, with floors added for the LIBOR rate of 3.5% and the Alternative Base Rate of 6.25%. The Third Amendment also allowed us to establish securities, deposit or other accounts of up to $3 million to secure performance bonds and guarantees, surety bonds, letters of credit and other similar obligations. A $1.3 million fee was incurred on the $42.5 million added to the term loan. This fee was deferred and is being amortized as an adjustment to interest expense over the term of the loan.

On February 14, 2008, we entered into the Fourth Amendment and Limited Waiver and Consent to the Senior Secured Credit Agreement (the “Fourth Amendment”) with Morgan Stanley, as administrative agent and revolving agent, Morgan Stanley & Co., Inc., as collateral agent, and the other Credit Parties thereto. The Fourth Amendment increased the principal amount of the term loan from $127.5 million to $132.5 million. A fee of $50,000 was incurred in connection with the $5 million added to the term loan.

On August 25, 2008, we entered into the Fifth Amendment to the Senior Secured Credit Agreement (the “Fifth Amendment”) with Morgan Stanley, as administrative agent and revolving agent, Morgan Stanley & Co., Inc. as collateral agent, and the other Credit Parties thereto. The Fifth Amendment modified permitted indebtedness restrictions to allow us to add a maximum of $20 million of permitted indebtedness through a combination of entering into an agreement with ECS United Kingdom plc to incur up to $20 million in debt in a financing arrangement and to enter into an agreement for a six month, $10 million line of credit to fund a guarantee in connection with a multi-year product deployment with the North German Group for High- and Highest- Performance Computers. The total leverage ratio and the minimum EBITDA requirement were effectively waived until the end of the first quarter in fiscal 2010. The total leverage ratio was amended to be 5.75 for the period ending September 25, 2009; 4.50 for the period ending December 25, 2009; 4.25 for the period ending March 26, 2010 and 3.5 for each fiscal quarter-end thereafter until and including September 30, 2011. Minimum EBITDA was amended to be $30 million as of September 25, 2009; $37.5 million as of December 25, 2009; $40 million as of March 26, 2010; and $45 million on June 25, 2010 and for each fiscal quarter-end until and including September 30, 2011. Also, a minimum global liquidity requirement of $15 million was established and fiscal year 2009 capital expenditures were limited to $10 million, and for following fiscal years to $15 million. Also, the interest rate on the Term Loan was increased by 2% with the entire increment payable at maturity on October 17, 2011. A fee of $662,500 was added to the principal, payable at maturity.

On September 19, 2008, we entered into the Sixth Amendment to the Senior Secured Credit Agreement (the “Sixth Amendment”) with Morgan Stanley as administrative agent and revolving agent, Morgan Stanley & Co., Inc. as collateral agent, and the other Credit Parties thereto. The Sixth Amendment eliminated the revolving agent’s right to impose and adjust the amount of reserves in respect of the total revolving commitment.

On December 24, 2008, we entered into the Seventh Amendment to the Senior Secured Credit Agreement (the “Seventh Amendment”) with Morgan Stanley as administrative agent and revolving agent, Morgan Stanley & Co., Inc. as collateral agent, and the other Lenders and Credit Parties thereto. The Seventh Amendment modified the Agreement to permit interest due to be paid-in-kind by adding the amount of such interest to the principal amount of the term loan or revolving advances, as applicable, in the period from December 24, 2008 through December 24, 2010, unless certain Consolidated EBITDA levels are reached. Principal repayments due on or prior to September 24, 2010 are deferred to the Agreement Maturity Date (October 17, 2011). A new covenant regarding minimum required levels of Consolidated EBITDA was added, setting the minimum Consolidated EBITDA requirement at $1 million as of March 27, 2009; $5 million as of June 26, 2009; and $10 million on September 25, 2009 and for each fiscal quarter-end thereafter until and including September 30, 2011. The minimum liquidity required was amended to $10 million on an average weekly basis. As of March 27, 2009, our consolidated EBITDA was a loss of $1.4 million. As a result, we are not in compliance with the minimum consolidated EBITDA requirement as outlined in the Seventh Amendment. Due to this default, we expect our lenders to exercise their rights under the Seventh Amendment and will require that all amounts owed be accelerated. Consequently, we have reclassed all amounts owed under the agreement to a current liability.

As of March 27, 2009, under the Credit Agreement, the total principal amount of the outstanding obligations under the term loan was approximately $141.7 million and the total principal amount of the outstanding obligations under the revolving loan was approximately $20.5 million.

10.	Investment in SGI Japan

Impairment of Investment

During the three months ended December 28, 2007, we determined that there had been an other-than-temporary impairment of our remaining investment in SGI Japan. As a result, we wrote down the investment by approximately $6 million, which represented the difference between the investment’s carrying value and the estimated fair value of the investment as of December 28, 2007. We included the impairment loss in other income (expense), net in fiscal 2008.

During the three months ended December 28, 2008, we determined that there had been an other-than-temporary impairment of our remaining investment in SGI Japan. As a result, we wrote down the investment by approximately $7 million, which represented the difference between the investment’s carrying value and the estimated fair value of the investment as of December 28, 2008. We included the impairment loss in other income (expense), net in the three months ended December 28, 2008.

During the three months ended March 27, 2009, we again determined that there had been an other-than-temporary impairment of our remaining investment in SGI Japan. As a result, we wrote down the investment by approximately $3 million, which represented the difference between the investment’s carrying value and the estimated fair value of the investment as of March 27, 2009. We included the impairment loss in other income (expense), net in the three months ended March 27, 2009. The value of the investment after the write down was approximately $5 million, which represented the estimated fair value of the investment at March 27, 2009.

Given the current global economic circumstances, we will continue to assess this investment for impairment and it may be necessary to take further impairment charges in the future. See Note 15, Related Party Transactions, for further information on our related party relationship with SGI Japan.

11.	Guarantees

Financial Guarantees

We have issued financial guarantees to cover rent on leased facilities and equipment; to government authorities for VAT and other taxes; and, certain other parties support payments in advance of future delivery on our goods and services. The majority of our financial guarantees have terms of one year or less. Our maximum potential obligation under financial guarantees at March 27, 2009 was $3.0 million for which we had $5.8 million of assets held as collateral. The full amount of the assets held as collateral was included in restricted investments.

The cost of the assets held as collateral approximates fair value. At March 27, 2009, we did not have any obligations associated with our guarantees that met the criteria to be recorded as liabilities in our condensed consolidated balance sheet.

Product Warranties

At the time of sale of our products, we provide for an estimated cost to warrant these products against defects in materials and workmanship for a period of up to three years. This accrual was reflected under other current liabilities and other long-term liabilities in the condensed consolidated balance sheet included herewith.

Product warranty activity was as follows (in thousands):

	Nine Months Ended
`	March 27, 2009	March 28, 2008
Product warranty beginning balance	$5,207	$5,646
New warranties issued	5,353	4,272
Warranty amortization	(3,519)	(4,531)
Changes in warranty rate estimates	(366)	(128)

Product warranty ending balance	$6,675	$5,259

12.	Loss Per Share

Set forth below is a reconciliation of basic and diluted loss per share (in thousands, except per share amounts):

	Nine Months Ended
	March 27, 2009	March 28, 2008
Net loss	$(129,258)	$(118,102)

Weighted average shares outstanding-basic	11,621	11,215
Potentially dilutive shares from stock options and unvested RSUs	—	—

Weighted average shares outstanding-diluted	11,621	11,215

Net loss per share:
Basic	$(11.12)	$(10.53)

Diluted	$(11.12)	$(10.53)

As of March 27, 2009, there were restricted stock units in the money, however, they are not material and are not considered in this calculation.

13.	Comprehensive Income

Accumulated other comprehensive income totaling $3.4 million as of March 27, 2009, consisted of net unrecognized pension losses and the gains in foreign currency hedges in accordance with our hedge accounting under SFAS No. 133, Accounting for Derivative Instruments and Hedge Activities.

14.	Segment Information

We have two reportable segments, products and services. Our reportable segments are determined after assessment of factors such as quantitative thresholds of business components to be included into reportable segments, customer base, economic characteristics, homogeneity of products, technology, delivery channels and other factors, and are aligned with the process by which the chief operating decision maker (our Chief Executive Officer) makes operating decisions and evaluates performance.

Products

Our products segment consisted of HPC servers, storage and visualization systems based on the Intel Itanium or Intel Xeon processors, industry standard graphics processors, the Linux or Microsoft Windows operating systems and the software that provides the additional differentiation for these products. Our products were distributed through our direct sales force and through channels, including resellers, distributors and systems integrators.

Our products include our server products sold under the Altix brand name, our storage systems sold under the InfiniteStorage brand name, and our recently introduced visualization systems sold under the Virtu brand name. Additionally, we had high-performance servers and visualization systems based on MIPS RISC processors and the IRIX operating system. They include the SGI Origin family of high-performance servers, Silicon Graphics Tezro and Silicon Graphics Fuel workstations and the Silicon Graphics Onyx family of graphics systems.

Services

Our services organization supported our computer hardware and software products and provides professional services to help customers realize the full value of their information technology investments. Our customer support organization provides ongoing maintenance and technical support, including contracted maintenance services, hardware deployment services (install and de-install), time and materials-based services and spare parts. Our professional services organization provides technology consulting, customer education, managed services and third-party products.

Segment Results

The following table presents revenues and gross margin for our segments (in thousands).

	Products	Services	Total
Nine Months Ended:
March 27, 2009
Revenues	$137,187	$131,482	$268,669
Gross Margin	$32,825	$50,846	$83,671
March 28, 2008
Revenues	$124,941	$135,333	$260,274
Gross Margin	$20,273	$53,688	$73,961

Revenues and cost of revenues is the only discrete financial information we have available for our segments. For this reason, we are not able to provide other financial results or assets by segment (e.g. operating expenses, net income, long-lived assets, etc.).

Operating segments do not sell products to each other, and accordingly, there is no inter-segment revenue.

Product Information

Our Product revenue is primarily comprised of revenue from our server and storage products along with our software. Our Services revenue consists of sales from two classes of services: (1) Customer Support Services and (2) Professional Services.

The following table provides revenue for similar classes of products and services (in thousands):

	Nine Months Ended
	March 27, 2009	March 28, 2008
Computer Systems Products
Shared Memory	$48,444	$50,521
Cluster	40,682	21,715
Storage	30,010	28,243
Software	5,252	7,248
Other (includes visualization, royalites, etc.)	12,799	17,214

Total Products	$137,187	$124,941

Services
Customer Support	$99,678	$113,587
Professional Services	31,804	21,746

Total Services	$131,482	$135,333

Geographic Information

The following table provides revenue for our geographic locations (in thousands):

	Nine Months Ended
	March 27, 2009	March 28, 2008
Americas (1)	$171,565	$169,930
Europe	58,973	55,528
Rest of World	38,131	34,816

Total Revenue	$268,669	$260,274

(1)	Includes revenue from the U.S. of $164,180 million and $157,977 million for the nine months ended March 27, 2009 and March 28, 2008, respectively.

15.	Related Party Transactions

SGI Japan

We own approximately 10% of the outstanding stock of SGI Japan and our Chief Executive Officer is a member of SGI Japan’s Board of Directors. We record revenue for products sold to SGI Japan when evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectibility is reasonably assured as prescribed by SEC Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition. Revenue and cost of revenue associated with sales to SGI Japan were as follows (in thousands):

	Nine Months Ended
	March 27, 2009	March 28, 2008
Product revenue	$15,334	$14,747

Cost of product revenue	$10,188	$10,212

Aggregate amounts receivable and payable to SGI Japan were immaterial at March 27, 2009.

Watershed Asset Management L.L.C.

Watershed Asset Management L.L.C. (“Watershed LLC”) owns more than 10% of our outstanding common stock, and a representative of Watershed LLC was the Chairman of our Board from October 2006 until his resignation in August 2008. Affiliates of Watershed LLC are lenders under our term loan. As such, affiliates of Watershed LLC received a pro rata share of fees paid to the lenders at the closing of the original $85 million loan in October 2006 and also at the execution of the Third Amendment to our term loan agreement in February 2008. Affiliates of Watershed LLC also receive a pro rata share of interest for amounts borrowed under the loan. We owed affiliates of Watershed LLC $34.1 million under the term loan at March 27, 2009. Amounts owed include accrued interest that is considered payment in kind under the Seventh Amendment of the Agreement and was added to principal and will be payable at maturity.

In September 2007, the lenders under our original $85 million term loan, including affiliates of Watershed LLC, purchased and assumed the position of GE under our line of credit agreement and substituted themselves as lenders under the credit line. As a result, affiliates of Watershed LLC received a fee for becoming revolver lenders and receive a pro rata share of interest payments on amounts we borrow under the line of credit. As of March 27, 2009, affiliates of Watershed LLC had an $8.5 million commitment under our $20 million line of credit. We owed affiliates of Watershed LLC $8.9 million under the line of credit at March 27, 2009. Amounts owed include accrued interest that is considered payment in kind under the Seventh Amendment of the Agreement and was added to principal and will be payable at maturity.

In addition, we paid a fee in September 2007 to all lenders to obtain a waiver of covenants under the credit facility and affiliates of Watershed LLC received a pro rata portion of that fee. In August 2008, we incurred a fee of $0.7 million related to the Fifth Amendment. This fee will be added to the principal of our term loan and payable at maturity to all debt holders on a pro rata basis.

As part of the Reorganization, we entered into the Liquidating Trust Agreement in October 2006 (the “Liquidating Trust Agreement”) with a trustee to establish a liquidating trust (the “Liquidating Trust”) with respect to certain assets, including litigation claims, to be transferred to the Liquidating Trust from the Debtors’ Chapter 11 estate. Affiliates of Watershed are beneficial holders of interests in the Liquidating Trust, and the Chairman of our Board is a member of the Trust Advisory Board. Prior to the Effective Date, affiliates of Watershed LLC also received a pro rata portion of the backstop fees paid in connection with certain Backstop Commitment Agreements, dated July 31, 2006 (the “Backstop Commitment Agreements”).

In addition, affiliates of Watershed LLC are parties to an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), dated as of March 28, 2008. This agreement amended and restated the original Registration Rights Agreement dated as of October 17, 2006 entered into by and among us and certain of our stockholders in connection with and as contemplated by the Plan pursuant to which such stockholders are entitled to receive certain registration rights.

The Registration Rights Agreement requires us to file registration statements with the Securities and Exchange Commission, and effect offerings of shares of our common stock held by the parties to the Registration Rights Agreement pursuant to such registration statements, under certain circumstances. It also contains a liquidated damages clause requiring us to pay certain amounts if (a) there is a failure to file a required registration statement, or effect a “takedown” from a required shelf registration statement, within a prescribed time period, (b) a required registration statement is not declared effective by the SEC within a prescribed time period, or (c) a required registration statement ceases to be effective and available for a prescribed period of time.

Monarch Alternative Capital LP

Monarch (formerly QDRA) owns more than 10% of our outstanding common stock, and a representative of Monarch was a member of our Board from October 2006 until his resignation in August 2008. Monarch assumed the position of Quadrangle, an affiliate of QDRA, in our term loan. As such, Monarch received a pro rata share of fees paid to the lenders at the closing of the original $85 million loan in October 2006 and also at the execution of the Third Amendment to our term loan agreement in February 2008. Monarch also receives a pro rata share of interest for amounts borrowed under the loan. We owed Monarch $34.1 million under the term loan at March 27, 2009. Amounts owed include accrued interest that is considered payment in kind under the Seventh Amendment of the Agreement and was added to principal and will be payable at maturity.

In September 2007, the lenders under our original $85 million term loan, including Monarch, purchased and assumed the position of GE under our line of credit agreement and substituted themselves as lenders under the credit line. As a result, Monarch received a fee for becoming a revolver lender and receives a pro rata share of interest payments on amounts we borrow under the line of credit. We owed affiliates of Monarch $5.6 million under the line of credit at March 27, 2009. Amounts owed include accrued interest that is considered payment in kind under the Seventh Amendment of the Agreement and was added to principal and will be payable at maturity.

In addition, we paid a fee in September 2007 to all lenders to obtain a waiver of covenants under the credit facility and Monarch received a pro rata portion of that fee. In August 2008, we incurred a fee of $0.7 million related to the Fifth Amendment. This fee will be added to the principal of our term loan and payable at maturity to all debt holders on a pro rata basis.

Monarch is a beneficial holder of interest in the Liquidating Trust and the Monarch representative formerly on our Board is a member of the Trust Advisory Board. Prior to the Effective Date, Monarch also received a pro rata portion of the backstop fees paid in connection with the Backstop Commitment Agreements.

In addition, Monarch is a party to the Registration Rights Agreement.

Whippoorwill Associates Inc.

Whippoorwill Associates Inc. or its affiliates (“Whippoorwill”) own more than 10% of our outstanding common stock. Whippoorwill is a lender under our $85 million term loan. As such, Whippoorwill received a pro rata share of fees paid to the lenders at the closing of the $85 million loan in October 2006. Whippoorwill also receives a pro rata share of interest for amounts borrowed under the loan. We owed Whippoorwill $13.9 million under the term loan at March 27, 2009. Amounts owed include accrued interest that is considered payment in kind under the Seventh Amendment of the Agreement and was added to principal and will be payable at maturity.

In September 2007, the lenders under our original $85 million term loan, including Whippoorwill, purchased and assumed the position of GE under our line of credit agreement and substituted themselves as lenders under the credit line. As a result, Whippoorwill received a fee for becoming a revolver lender and receives a pro rata share of interest payments on amounts we borrow under the line of credit. We owed affiliates of Whippoorwill $6.5 million under the line of credit at March 27, 2009. Amounts owed include accrued interest that is considered payment in kind under the Seventh Amendment of the Agreement and was added to principal and will be payable at maturity.

In addition, we paid a fee in September 2007 to all lenders to obtain a waiver of covenants under the credit facility and Whippoorwill received a pro rata portion of that fee. In August 2008, we incurred a fee of $0.7 million related to the Fifth Amendment. This fee will be added to the principal of our term loan and payable at maturity to all debt holders on a pro rata basis.

LC Capital Master Fund LTD

LC Capital Master Fund LTD or its affiliates (“LC Capital”) owns more than 10% of our outstanding common stock. LC Capital became one of our lenders at the execution of the Third Amendment to our term loan agreement in February 2008. As such, LC Capital received a pro rata share of the fee paid to the lenders at the execution of the Third Amendment. LC Capital also receives a pro rata share of interest for amounts borrowed under the loan. We owed LC Capital $3.8 million under the term loan at March 27, 2009. Amounts owed include accrued interest that is considered payment in kind under the Seventh Amendment of the Agreement and was added to principal and will be paid at maturity.

16.	Income Taxes

We file income tax returns with the U.S. government, various states and foreign jurisdictions and fiscal 2006 to 2008 remain open to examination by the major taxing jurisdictions in which the Company is subject to tax. SGI had previously established tax contingencies associated with a liability that arose from an IRS refund payment to Cray Research in prior years. SGI reached a negotiated settlement of certain tax issues related to deductions under section 172(f) of the Internal Revenue Code that affect the years 1984 through 1988. On February 23, 2009, we received a refund check of $0.9 million which represents the residual of the section 172(f) refund after netting the tax contingencies. As required by fresh-start accounting, the recognition of $0.9 million tax benefit has been recognized as a reduction of intangible assets.

In addition, we have open income tax audits for fiscal years 1995 through 2005 in various foreign jurisdictions. The most significant of these tax audits has resulted in a tax adjustment of approximately $11.1 million payable to the Canadian government included in the long-term income tax payable on the balance sheet. We believe there would potentially be offsetting refunds against this tax adjustment from the Canadian government because we have requested refunds of overpaid taxes (made in April 2005 through a voluntary disclosure) for fiscal years 1996 through 2002. The discussions with the Canadian tax authorities regarding refund for over-paid taxes is still in progress; therefore, it is uncertain whether our application for refund and the amount requested will be accepted. If accepted however, it will result in a net cash benefit to us. We have not recognized any benefit related to this potential credit as of March 27, 2009, and any benefit, if recognized, will be primarily an adjustment to other intangibles.

We are also currently under income tax audit in Germany on issues related to transfer pricing for fiscal 2003 through 2005. We believe our transfer pricing practice in these jurisdictions is adequately documented and supported by an independent study of practices by comparable companies (a transfer pricing report), so we do not expect any adjustments as a result of these examinations. We have net operating loss carryforwards in these jurisdictions that may be utilized to reduce any adjustment to our income taxes that may be proposed as a result of the audits or examinations.

Unrecognized Tax Benefits

The Successor Company adopted FIN No. 48, Accounting for Uncertainty in Income Taxes, as of September 29, 2006. There was no material impact on the Successor Company’s consolidated results of operations resulting from the implementation of FIN No. 48.

Substantially all unrecognized tax benefits are recorded in other non-current liabilities and we do not expect the unrecognized tax benefit to significantly change during fiscal 2009.

To the extent the unrecognized tax benefits existed prior to September 29, 2006, the date we adopted fresh-start accounting, future settlement and adjustments to these unrecognized tax benefits will be adjustments to goodwill and/or other intangibles or to additional paid-in-capital, rather than adjustments to our consolidated statement of operations. As of March 27, 2009, $3.8 million of unrecognized tax benefits, if recognized, would reduce our effective tax rate.

Interest and Penalties

Interest related to income taxes is recognized in the income tax provision. During nine months ended March 27, 2009, we recognized $0.7 million in interest expense. During the nine months ended March 28, 2008, we recognized $1.2 million in interest expense. At March 27, 2009, approximately $10.9 million had been accrued for the payment of interest expense and penalties. The accrual was included in long-term income taxes payable in the consolidated balance sheet.

17.	Financial Instruments

Derivative Instruments and Hedging Activities

Risk Management. In the normal course of business, our financial position is exposed to a variety of risks, including market risk associated interest rate movements and currency rate movements on non-U.S. dollar denominated sales, costs and the related assets and liabilities. We regularly assess risks and have established policies and business practices to protect against the adverse effects of these and other potential exposures.

We report our derivative financial instruments at their fair value in other current assets and other current liabilities in our consolidated balance sheet.

At March 27, 2009, we had no forward or option contracts outstanding. Realized net gains on the settlement of forward contracts were recorded in the statement of income during the nine months ended March 27, 2009, but were not material.

Fair Value of Financial Instruments

On June 30, 2006, we adopted SFAS No. 157, Fair Value Measurements, except as it applies to the non-financial assets and non-financial liabilities that are subject to Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) Financial Accounting Standard (“FAS”) 157-2, Effective Date of FASB Statement No. 157. In October 2008, we adopted FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is not active (“FSP 157-3”). The adoption of FSP 157-3 did not have an effect on the fair value of our financial assets as of September 26, 2008. The assumptions are based on (1) observable quoted prices in active markets for identical assets or liabilities (Level I), (2) inputs other than quoted prices in active markets that are observable either directly or indirectly (Level II), and (3) unobservable inputs that require us to use other valuation techniques to determine fair value (Level III).

The carrying amounts and estimated fair values of our financial instruments as of March 27, 2009 were as follows (in thousands):

	Level 1	Level 2	Level 3
Assets
Marketable and restricted investments	$4,274	$—	$—
Restricted pension plan assets		$2,497
Investment in SGI, Japan (1)			$5,000
Liabilities
Debt Instruments (2)			$162,224

(1)	It is difficult to determine the estimated fair value of our investment in SGI Japan, primarily because SGI Japan is a privately owned company. We considered a number of factors in making our determination of the estimated fair value of our investment, including the historical operating results, forecasted operating results of SGI Japan and the valuations of similar companies. Actual results could differ from the forecasted results and if the actual results are unfavorable relative to the future forecast, we may record an additional impairment in a future period. See Note 15, Related Party Transactions for additional information regarding this investment.
(2)	Given the ongoing uncertainty of the overall credit and financial markets, the continuing restructuring of our debt obligations and the primary debt holders being considered related parties, it is uncertain as to the fair value of our debt obligations.

18.	Contingencies

We may, from time to time, be involved in lawsuits, claims, investigations and proceedings that arise in the ordinary course of business. In accordance with SFAS No. 5, Accounting for Contingencies, we record a provision for a liability when management believes that it is both probable that a liability has been incurred and we can reasonably estimate the amount of the loss. We believe we have adequate provisions for any such matters. We review these provisions at least quarterly and adjust these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case.

We are currently being audited for state sales and use tax matters for the years 2003 through 2006 in California. In addition, we have open income tax, VAT, and sales and use tax audits for years 1995 through 2005 in various foreign jurisdictions. The most significant of these tax audits has resulted in a tax adjustment of approximately $11 million (including interest) payable to the Canadian government. We have requested refunds of overpaid taxes from the Canadian government (made in April 2005 through a voluntary disclosure) for fiscal years 1996 through 2002. The discussions with the Canadian tax authorities regarding refund for over-paid taxes is still in progress; therefore, it is uncertain as to whether our application for refund and the amount requested will be accepted. See Note 16 for further information. We are also currently under income tax audit in Germany on issues related to transfer pricing for fiscal 2003 through 2005. We file income tax returns with the U.S. government, various states and foreign jurisdictions. Certain returns filed relating to fiscal 2006 to 2008 remain open to examination by the major taxing jurisdictions in which we are subject to tax.

The outcome of any tax audits cannot be predicted with certainty, but we believe that any resulting audit adjustments to any of our open tax returns will not result in a material impact on our financial condition, results of operations or cash flows.

As described in Note 19, Proceedings under Chapter 11 of the Bankruptcy Code, on the Petition Date, May 8, 2006, the Debtors filed voluntary petitions for relief under Chapter 11. As of the Petition Date, most pending litigation (including some of the actions described below) was stayed, and absent further order of the Court, no party, subject to certain exceptions, was permitted to take any action, again subject to certain exceptions, to recover on pre-petition claims against us. On the Effective Date, we emerged from Chapter 11.

On August 10, 2005, our German subsidiary, which was not a party to the Chapter 11 cases, filed a lawsuit with the LG Munich, a Higher Regional Court in Germany, against T-Systems International GmbH (“TSI”), a systems integrator, relating to a dispute regarding whether acceptance criteria were met with regard to an SGI system delivered in the spring of 2003. We are seeking full payment for the system in an amount equal to €4.6 million ($6.1 million based on the conversion rate on March 27, 2009). On September 21, 2005, TSI filed a counterclaim contesting our claim and alleging damages of €9 million plus interest since April 2004 ($12.0 million based on the conversion rate on March 27, 2009), which exceeds our contractual limit of liability of €2 million ($2.7 million based on the conversion rate on March 27, 2009). On December 7, 2005, we responded to TSI’s counterclaim and filed a motion seeking an additional €3.8 million ($5.1 million based on the conversion rate on March 27, 2009) for lost profit relating to maintenance services. The matter is proceeding through the German court system. We cannot currently predict the outcome of this dispute.

On October 23, 2006, we filed a patent infringement lawsuit against ATI Technologies Inc. (“ATI”) in U.S. District Court, Western District of Wisconsin. In our complaint, we assert that products in ATI’s line of Radeon graphics processors infringe our U.S. Patent No. 6,650,327. The Complaint seeks unspecified damages and a court ordered injunction against future infringement by ATI.

In late 2006, AMD announced the completion of its acquisition of ATI. We filed an amended complaint adding two additional patents to our claims on November 30, 2006. ATI filed an answer to the complaint on December 1, 2006. ATI filed its answer to the amended complaint on December 14, 2006. The Court granted certain parts of AMD’s motion for summary judgment on January 30, 2008. On February 8, 2008, a jury entered its verdict on the remaining issues. The net result was a finding that the contested patent was valid, but that we were not entitled to recovery from AMD for infringement on any of the claims. Briefing for the appeal occurred in April 2009. In light of bankruptcy proceedings (See Note 21), oral arguments for the appeal and the cross-appeal remain suspended so long as the automatic stay remains in effect. The parties will supply an update to the court around July 2009.

In fiscal 2005, as a result of anonymous allegations and allegations by an ex-employee, we conducted an internal investigation into whether certain systems were delivered to an entity in China in possible violation of U.S. export laws. We have voluntarily shared information with respect to the investigation with the U.S. Department of Commerce. We cannot be assured that the Department or other agencies of the U.S. government will not institute any proceedings against us in the future. In addition, from time to time, we receive inquiries from regulatory agencies informally requesting information or documentation. There can be no assurance in any given case that such informal review will not lead to further proceedings involving us in the future.

Third parties in the past have asserted, and may in the future assert, intellectual property infringement claims against us, and such future claims, if proved, could require us to pay substantial damages or to redesign our existing products or pay fees to obtain cross-license agreements. Litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our proprietary rights or the proprietary rights of others. Any such litigation could result in substantial costs and diversion of management resources, either of which could harm our business, operating results and financial condition. Further, many of our current and potential competitors have the ability to dedicate substantially greater resources to enforcing and defending their intellectual property rights than we have.

On May 1, 2007, we received a legal notice from counsel to Bharat Heavy Electricals Ltd. (“BHEL”), located in India, alleging delay in and failure to deliver products and technical problems with our hardware and software in relation to the establishment of a facility in Hyderabad. We are currently engaged in arbitration. On January 21, 2008, BHEL filed its statement of claim against Silicon Graphics Systems (India) Pvt. Ltd. for a sum of Indian Rupee (“INR”) 78,478,200 ($1.6 million based on the conversion rate on March 27, 2009) plus interest and costs. On February 29, 2008, we filed our reply as well as a counter claim for a sum of INR 27,453,007 ($0.5 million based on the conversion rate on March 27, 2009) plus interest and costs. The proceeding has commenced but the next hearing is not yet scheduled. We cannot currently predict the outcome of this dispute.

We are not aware of any pending disputes, including those disputes and settlements described above, that would be likely to have a material adverse effect on our consolidated financial condition, results of operations or liquidity. However, litigation is subject to inherent uncertainties and costs and unfavorable outcomes could occur. An unfavorable outcome could include the payment of monetary damages, cash or other settlement, or an injunction prohibiting us from selling one or more products. If an unfavorable resolution were to occur, there exists the possibility of a material adverse impact on our consolidated financial condition, results of operations or cash flows of the period in which the resolution occurs or on future periods.

19.	Proceedings Under Chapter 11 of the Bankruptcy Code

Chapter 11 Reorganization and Emergence from Bankruptcy

On May 8, 2006, the Predecessor Company and certain of its subsidiaries (collectively, the “Debtors”), filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Court”). The Debtors remained in possession of their assets and properties as debtors-in-possession under the jurisdiction of the Court and in accordance with the provisions of the Bankruptcy Code. At a hearing held on September 19, 2006, the Court confirmed the Predecessor Company’s First Amended Joint Plan of Reorganization, dated July 27, 2006 (as modified, the “Plan”). This order became final on September 29, 2006 and we emerged from Chapter 11 on October 17, 2006. We received the final decree to close our cases on December 29, 2008. Pursuant to the Plan, we issued 11,125,000 shares of new common stock to certain of the Predecessor Company’s creditors in satisfaction of claims and upon exercise of stock purchase rights and over allotment options. Of the 11,125,000 shares of outstanding new common stock, we issued 10,000,000 shares to holders of certain allowed debt claims and we issued 1,125,000 additional shares to certain backstop purchasers pursuant to a Backstop Purchase Agreement that guaranteed the claims of certain note holders. In addition, we reserved 1,250,000 shares of the new common stock for issuance pursuant to the terms of our Management Incentive Plan, which share reserve has since been increased. See Note 4, Stock-Based Compensation.

20.	Other Operating Expenses

Restructuring expenses

During the nine months ended March 27, 2009, we recognized restructuring costs of $18.3 million. These costs included $12.5 million for severance and other employee termination costs related to the elimination of approximately 350 positions and $5.8 million for accretion and other costs related to vacated leased facilities, including $3.0 million for acceleration of depreciation associated with changes in the estimated useful lives of certain leasehold improvements.

During the nine months ended March 27, 2009, we made approximately $11.5 million in payments related to our restructuring actions, primarily for severance and related charges.

The restructuring liability balance of $5.5 million at March 27, 2009 includes $2.8 million in severance obligations and $2.7 million of facility-related liabilities. The facility-related liabilities of $2.7 million represent $3.9 million in future non-cancelable rental payments due, less estimated sublease income of less than $1.0 million, and less than $1.0 million in accretion expenses that will be recognized through fiscal 2011. We expect to pay approximately $1.9 million of facility-related charges during the 12 months following March 27, 2009, with the remainder of our restructuring obligations to be paid through fiscal 2011. See Note 21, “Subsequent Events” for Bankruptcy filing notice.

Impairment of long-lived assets

We tested our long-lived assets for impairment under SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” as of March 27, 2009, and determined that these assets were impaired by approximately $25.8 million. This impairment charge was taken during the fiscal quarter ending March 27, 2009 and was included in operating expenses. The assets impaired are as follows:

Customer Relationships	$11,445
Developed Product Technology	6,565
Property and Equipment	4,476
Trademarks	2,927
Other	410

Total impairment charges	$25,823

We considered various developments as indicators for impairment under SFAS No. 144 and then evaluated the long-lived assets by looking at the fair value of the assets via a discounted cash flow analysis. Developments included violation of minimum EBITDA requirements under debt covenants and our Bankruptcy filing on April 1, 2009. See Note 21, Subsequent Events.

21.	Subsequent Events

Asset Purchase Agreement

On March 31, 2009, we entered into an Asset Purchase Agreement with Rackable Systems , which we amended on April 30, 2009 (the “Asset Purchase Agreement”). Under this agreement, Rackable Systems agreed to purchase substantially all our assets, except for certain excluded assets, for $42.5 million, subject to adjustment in certain circumstances, plus the assumption of certain liabilities associated with the acquired assets. The Asset Purchase Agreement was approved by our board of directors and the board of directors of Rackable Systems.

On May 8, 2009, we completed the sale of substantially all of our assets (excluding certain intellectual property assets) to Rackable Systems for $42.5 million in cash, plus the assumption of certain liabilities associated with the acquired assets. The Asset Purchase Agreement was approved by the United States Bankruptcy Court for the Southern District of New York. Our stockholders did not and will not receive any proceeds in respect of this sale, nor are they expected to receive proceeds from any other transactions completed in the course of our Chapter 11 proceedings.

Effective June 4, 2009, we changed our name to Graphics Properties Holdings Inc.

Bankruptcy Filing Under Chapter 11

On April 1, 2009, we filed voluntary petitions for reorganization under Chapter 11 of Title 11, United States Code (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Court”) (Case No. 09-11701). We will continue to operate our business as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

        The filing of the bankruptcy petitions described above constitutes an event of default under the Senior Secured Credit Agreement, dated October 17, 2006, as amended, (the “Credit Agreement”) with Morgan Stanley as administrative agent and revolving agent, Morgan Stanley & Co., Inc. as collateral agent, and the other Lenders and Credit Parties thereto. The ability of the creditors to seek remedies to enforce their rights under the Credit Agreement is automatically stayed as a result of the filing of Chapter 11 cases, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code. The automatic stay invoked by filing the Chapter 11 cases effectively precludes any actions against SGI resulting from such acceleration.

As of March 27, 2009, under the Credit Agreement, the total principal amount of the outstanding obligations under the term loan was approximately $141.7 million and the total principal amount of the outstanding obligations under the revolving loan was approximately $20.5 million. This amount is considered a current liability as a result of the Company’s plan to seek bankruptcy protection on April 1, 2009.

Morgan Stanley ceased serving as collateral agent on or about March 13, 2009. As of the petition date, the agent for the secured lenders was Wilmington Trust Company, as agent and collateral agent for the secured lenders.